CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the references to our firm in the Pre-Effective Amendment to the Registration Statement on Form N-2 of the AOG Institutional Diversified Fund and to the use of our report dated October 5, 2022 on the Fund’s financial statement as of December 31, 2021. Such financial statement appears in the Fund’s Statement of Additional Information.

BBD, LLP

Philadelphia, Pennsylvania

December 5, 2022

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